NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 30, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Crusader Energy Group, Inc.

Common Stock, $0.01 par value

         Commission File Number - 001-32533

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a) Section 1003(a)(iv) of the NYSE Amex Company LLC Guide (the "Company Guide") which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired;

(b) Sections 134 and 1101 of the Company Guide which require that listed issuers must comply with applicable Commission requirements with respect to the filing of reports and other documents through the Commission's Electronic Data Gathering Analysis and Retrieval system;

(c) Section 1003(c)(iii) of the Company Guide which states the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer whenever advice has been received, deemed by the Exchange to be authoritative that a company's security is without value.

2.

The Common Stock of Crusader Energy Group, Inc. (the "Company" or "Crusader") does not qualify for continued listing due to the following:

(a)

The Company is financially impaired and advice was received, deemed by the Exchange to be authoritative, that the Company's common stock was with out value. In this regard, on March 30, 2009 the Company filed for a voluntary petition of reorganization under Chapter 11 of the United States Bankruptcy Code. On March 26, 2009 the Company had announced that it was in violation of certain covenants of a credit facility with two major lending institutions and an inability to restructure its debt could lead to the Company filing for bankruptcy protection.

(b)

The Company failed to file its Form 10-K for the fiscal year ended December 31, 2008 with the Commission by the required filing date.

3.

In reviewing the eligibility of the Company's Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On April 1, 2009, the Exchange notified Crusader that it was not in compliance with certain of the Exchange's continued listing standards and was subject to removal from listing in accordance with certain of the Exchange's continued listing requirements, as set forth in Parts 1 and 10 of the Company Guide. In particular, the Company was not in compliance with Sections 1003(a)(iv), 1003(c)(iii), 1003(f)(v), and 134 & 1101 of the Company Guide and was subject to removal pursuant to Section 1002(e) of the Company Guide (the "Staff Determination"). The Company was further notified that due to the nature and severity of the continued listing deficiencies, it was necessary and appropriate, in accordance with commentary .01 to Section 1009 of the Company Guide, to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and to move to immediately delist the securities from listing and registration on the Exchange. The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel ("Panel") within seven days of the Staff Determination, or by April 8, 2009.

(b) The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange's continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. David D. LeNorman, President & Chief Executive Officer or Crusader Energy Group, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Amex LLC